EXHIBIT NO. 23.3

[RYDER SCOTT COMPANY LETTERHEAD]

CONSENT OF RYDER SCOTT COMPANY, L.P.

As independent oil and gas consultants, Ryder Scott Company, L.P. hereby consents to the incorporation by reference in this Annual Report on Form 10-K of Plains Exploration & Production Company, as well as in the Notes to the Consolidated Financial Statements included in such Form 10-K, of information from our reserve reports for Plains Exploration and Production Company and subsidiaries (collectively, the Company), as of December 31, 2003 and December 31, 2002, relating to the estimated quantities of certain of the Company’s proved reserves of oil and gas and undiscounted and discounted future net income therefrom for the specific periods cited. We further consent to references to our firm under the headings “Oil and Gas Reserves” and “Supplemental reserve information (unaudited)”.

We also consent to the incorporation by reference of such reports in the Registration Statements on Form S-8 (No. 333-102627, No. 333-107990, No. 333-115628 and No. 333-117425) and Form S-3 (No. 333-112027) of Plains Exploration & Production Company.

/S/ RYDER SCOTT COMPANY, L.P.
RYDER SCOTT COMPANY, L.P.

Houston, Texas

March 15, 2005